Exhibit 6.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of October 9, 2017, is entered into by and among: TerraCycle US Inc. a Delaware corporation with its principal place of business at 121 New York Avenue, Trenton, NJ 08638 ( “Parent”), TerraCycle Regulated Waste, LLC, a Delaware limited liability company, with its principal place of business at 121 New York Avenue, Trenton, NJ 08638 (“Purchaser”), Scott Beierwaltes, a North Carolina resident (the “Seller Principal”), and Air Cycle Corporation, an Illinois corporation (“Seller”) with its principal place of business located at 2200 Ogden Avenue, Suite 100, Lisle, IL 60532. Certain capitalized terms used in this Agreement are defined in Exhibit A. Parent and Purchaser are jointly and severally liable with respect to any and all covenants, representations, warranties, obligations or duties of the Purchaser set forth herein and any other reference to the Purchaser herein for which liability can be attached.

Recitals

WHEREAS, Seller is engaged in the business of providing innovative environmental solutions, including but not limited to fluorescent bulb, battery and electronics recycling, food waste diversion, cleaning and sanitizing systems (referred to hereinafter as the “Business”). Seller Principal is the sole member of Seller;

WHEREAS, Seller desires to sell the Transferred Assets (as defined in Section 1.1 herein) to Purchaser, and Purchaser desires to purchase the Transferred Assets from Seller, subject to the Assumed Liabilities, upon the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, Parent deposited $25,000 as a deposit, with Seller’s brokerage firm trust account, Viking Mergers and Acquisitions Trust Account, which amount shall be paid to or on the account of Seller at Closing (the “Earnest Money”).

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.            Purchase and Sale of Transferred Assets; Related Transactions.

1.1          Purchase and Sale of Transferred Assets. At the Closing (as defined in Section 1.7), Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser and Purchaser agrees to purchase, acquire, and accept from Seller at the Closing, all of the right, title, and interest in and to all of the Transferred Assets (as defined below), free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement.

For purposes of this Agreement, “Transferred Assets” shall mean all of the properties, rights, interests and other tangible and intangible assets of Seller that are or were immediately prior to the execution of this Agreement used in, or that are necessary for the conduct of, or related to, the Business (other than Excluded Assets as defined in 1.2 below), including:

(a)          all tangible assets, including machinery, furniture, fixtures, equipment, supplies, inventory, other than excluded inventory listed in Schedule 1.2 below, and other tangible personal property;

1

(b)          all rights of Seller under any contracts to which Seller is a party or by which its assets are bound, including without limitation all pre-established blanket purchase orders (the “Transferred Contracts”), excluding those contracts identified on Schedule 1.1(b) (the “Excluded Contracts”);

(c)          all of the Intellectual Property and Intellectual Property Rights that are owned or controlled by Seller used in, necessary for the conduct of, or related to, the Business, together with the goodwill associated with the Transferred Assets (“Transferred IP”), including those identified on Schedule 2.3(b); provided however, Seller and Seller Principal shall retain a limited, non-transferable right to use the Transferred IP (the “License Agreement” in substantially the form attached hereto as Exhibit 1.1(c)), for the limited purpose of retaining accounts with shippers, processors and banks associated solely with the fulfillment of sales made by Air Cycle Corporation prior to the Closing Date;

(d)          all claims (including claims for past infringement) of Seller against other Persons relating to such assets (regardless of whether or not such claims have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable) relating to the Transferred Assets except any claims or other rights identified as Excluded Assets; and

(e)          all books, records, files, data, customer lists, customer records, research and development reports and advertising and promotional materials that relate to the Transferred Assets.

1.2          Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Seller is not selling, assigning, transferring, conveying or delivering to Purchaser, and the Transferred Assets shall not include, any of the assets specifically identified on Schedule 1.2 (the “Excluded Assets”).

1.3          Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser, Parent or Purchaser shall pay to Seller (collectively, the “Purchase Price”):

(a)          on the date of Closing, $525,000.00 in cash consisting of $500,000 plus the Earnest Money (“Initial Payment”);

(b)          on the date of Closing, issuance of a promissory note by Parent to Seller in the amount of $2,775,000.00 (the “Promissory Note”) in the form of Exhibit 1.3(b); and

(c)          On or before the date of the first public issuance of the equity of the Company, issuance of shares of Class A Preferred stock (the “Preferred Stock”) of Parent to Seller Principal (at Seller Principals’ sole discretion) with a total value of $200,000 (the “Interest”) determined by dividing $200,000 by the fair market value of a share of the Preferred Stock, which if the Company is public, shall be determined based on the per share amount for which the Preferred Stock is selling, at that time in the open market at the time of issuance. Parent shall deliver evidence of transfer of the Interest, acceptable to the Seller, within one week of the date that the Parent issues the Preferred Stock to the Seller. At the time of the issuance, if necessary, parent agrees to provide Seller with additional representations and warranties with regard to the issuance of the Shares pursuant to applicable securities laws. Upon issuance of the Interest to Seller the total amount outstanding under the Promissory Note shall be reduced by $200,000. Parent may, at its option and in lieu of issuing Preferred Stock to Seller, make a cash payment to Seller at any time prior to the first pubic issuance of the equity of Parent.

2

1.4          Assumption of Certain Liabilities. Other than those set forth in Schedule in 1.4, Purchaser shall not assume any Liabilities of Seller (whether or not related to the Transferred Assets), other than Liabilities of Seller arising after Closing under the Transferred Contracts or are otherwise related to the Transferred Assets (“Assumed Liabilities”), but only to the extent that such Liabilities thereunder are required to be performed after the Closing and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller prior to the Closing. For the avoidance of doubt, Assumed Liabilities do not include and Seller retains full responsibility for the Hattler Employment Agreement listed in Schedule 1.2, other than the Severance Payment outlined in Schedule 1.4, the costs associated with the elimination of obsolete Bulb Eater inventory, and post-closing costs associated with the processing of EasyPak and Bulk orders shipped prior to Closing by Seller.

1.5          Transaction Taxes. Purchaser and Seller shall share equal responsibility (50/50) for the payment any sales Taxes, use Taxes, transfer Taxes or similar Taxes, charges or fees (collectively, “Transfer Taxes”) that may become payable in connection with the conveyance and transfer of the Transferred Assets.

1.6          Allocation. The parties agree that, as soon as practicable, the purchase price will be allocated among the Transferred Assets for federal and state income Tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations, as set forth in substantially the form attached here to as Schedule 1.6 (the “Allocation Schedule”). No party hereto shall file any Tax return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with the Allocation Schedule

1.7          Execution of Agreement. Closing Date. The execution and delivery of this Agreement is as of the date above first written and the closing shall occur on October 31, 2017, subject to the satisfaction or waiver of the last of the conditions set forth in Section 1.8 (other than those conditions that by their nature are to be satisfied at the Closing, or reasonably within Closing, but subject to the satisfaction or waiver of such conditions. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be conducted remotely via the electronic exchange of documents and signatures.

1.8          Closing Conditions and Deliverables of Seller and the Seller Principal.

(a)          The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties of Seller and the Seller Principal contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date;

(ii)         Seller and the Seller Principal shall have performed in all material respects all obligations required to be performed, by them under this Agreement on or prior to the Closing Date; and

3

(iii)        no event shall have occurred that has had or is reasonably likely to have a material adverse effect on the Business or the Transferred Assets;

(iv)        Seller and the Seller Principal, as appropriate, shall have delivered to Purchaser:

(A)         Bill of Sale Assignment and Assumption Agreement (“Bill of Sale”) or other appropriate instrument conveying the Transferred Assets duly executed by Seller and, as applicable, the Seller Principal, together with intellectual property assignments as requested by Purchaser, duly executed by Seller;

(B)         Assignment Agreement for PEO contract duly executed by applicable PEO;

(C)         Consent by the landlord to the assignment of the lease of the real property located at 2200 Ogden Avenue, Suite 100, Lisle, IL 60532 (the “Location”) where the Seller’s principal place of business is located in the form of the Consent to Lease Assignment (the “Lease Assignment”) attached hereto as Exhibit 1.8(a)(iv)(C);

(v)         all other consents set forth or required to be set forth on Schedule 2.11 or within a reasonable time following the Closing date;

(vi)        Any and all other written assignments as may be required, assigning Seller’s interest in the leases, contracts, agreements, and other intangible assets sold, assigned, and/or conveyed to the Purchaser hereunder, including, without limitation, in and to the IP and the Website, together with any and all required consents thereto, and all licenses, trademarks, and trade names relating to the Business; and

(vii)       Physical possession of the Location and everything contained or stored therein, including without limitation, tangible assets, inventory and Transferred Contracts that comprise the Transferred Assets;

(viii)      the Security Agreement, duly executed by Seller; and

(ix)         Such other certificates, resolutions and other instruments or documents duly executed by Seller and the Seller Principal as may be reasonably necessary to close the transaction contemplated hereby.

(b)          The obligation of Seller and the Seller Principal to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date;

(ii)         Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

4

(iii)        Purchaser shall have delivered, or caused to be delivered, to Seller:

(A)        The Bill of Sale, duly executed by Purchaser, together with intellectual property License Agreement in substantially the form attached hereto as Exhibit 1.1(c), duly executed by Purchaser;

(B)         Initial Payment in immediately available funds delivered to Seller by wire transfer to Seller’s account using the following wire instructions: send to Bank Name: First Midwest Bank, 220 W. Main Street, Morris, IL 60450, ABA# 071909363, Acct. Name: Air Cycle Corporation and Acct. # 3190121008.;

(C)        The Promissory Note duly executed by Parent;

(D)        The Security Agreement referenced in the Promissory Note (“Security Agreement”) duly executed by the Purchaser and Parent;

(E)         The Lease Assignment properly executed by the Purchaser; and

(F)        Such other certificates, resolutions and other instruments or documents duly executed by Purchaser as may be reasonably necessary to close the transaction contemplated hereby.

1.9          Removal or Hire of Personnel. For so long as the Promissory Note is outstanding, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not hire additional personnel or terminate existing employees currently serving as employees of Seller, other than for cause and/or resignation. In addition, for so long as the Promissory Note is outstanding, without the prior written consent of Seller, Purchaser shall not make any substantive changes to the nature of the Business. For the avoidance of doubt, this Section 1.9 does not apply to employee James Hattler.

2.            Representations and Warranties of Seller and the Seller Principal.

Seller and the Seller Principal represent and warrant, to and for the benefit of the Purchaser Indemnitees, as follows:

5

2.1          Due Organization; Capitalization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Illinois. The Seller Principal owns all the outstanding equity securities of Seller. There is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any securities of Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of Seller; or (c) Contract under which Seller is or may become obligated to sell or otherwise issue any securities.

2.2          Absence of Liabilities. Seller has no Liabilities that will decrease the value of the Transferred Assets or act as an encumbrance on any Transferred Asset, except those identified on Schedule 2.2 hereto.

2.3          Intellectual Property.

(a)          To the knowledge of Seller, and without duty of inquiry, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Transferred IP.

(b)          Schedule 2.3(b) accurately identifies: (i) each item of Registered IP in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Seller has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)          Seller has taken all reasonable steps and precautions necessary to maintain the confidentiality of and otherwise protect its rights in all proprietary information pertaining to the Transferred IP.

(d)          No Intellectual Property Right or Intellectual Property that is used by Seller in the Business is or has been licensed, sold, assigned, or otherwise conveyed or provided to Seller other than pursuant to the Transferred Contracts and other than as set forth on Schedule 2.3(d).

(e)          Seller has never infringed, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person.

2.4          Title to Transferred Assets; Sufficiency of Transferred Assets. Seller owns, and has good and valid title to, all of the Transferred Assets, free and clear of any Encumbrances. The Transferred Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable Purchaser to conduct the Business in the manner in which such business is currently being conducted and is currently proposed to be conducted.

2.5          Tax Matters. As of the date of the Closing, each Tax Matter required to have been paid, or claimed by any governmental body to be payable, by Seller has been duly paid in full on a timely basis. No claim or other Proceeding is pending or, to the knowledge of Seller, has been threatened in respect of any Tax. There are no unsatisfied Liabilities for Taxes.

6

2.6          Proceedings; Orders. As of the date of this Agreement, there is no pending Proceeding against or involving the Seller, and, to the Knowledge of Seller, no Person has threatened to commence any Proceeding against or involving Seller.

2.7          Compliance with Legal Requirements; Environmental Matters. Seller is in compliance, or has submitted the appropriate applications or permits, with respect to each legal requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets. See Schedule 2.7 for current pending permit applications, if any.

2.8          Authority; Binding Nature of Agreements. Seller and Seller Principal have the right, power and authority to enter into and to perform their respective obligations under this Agreement and each Transaction Document to which each is or will be a party; and the execution, delivery and performance by Seller and the Seller Principal of this Agreement and each Transaction Document to which each is or will be a party has been duly authorized by all necessary action on the part of the Seller Principal and Seller. This Agreement and each Transaction Document to which Seller or Seller Principal is or will be a party constitutes or will, at the Closing, constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.9          Insolvency. Seller is not now Insolvent, nor will it be rendered Insolvent by any of the transactions contemplated by this Agreement. As used in this section, “Insolvent” means the debts and other probable Liabilities of Seller exceed the sum of the present fair saleable value of Seller. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business; and (ii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities.

2.10        Contracts. With respect to each Transferred Contract, (a) Seller has not (and, to the knowledge of Seller, no other Person has) violated or breached, or declared or committed any default under, any such Transferred Contract; (b) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) result in a violation, breach or default by the Seller (or, to the knowledge of Seller, by any other Person) of or under any of the provisions of any such Transferred Contract; (c) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual or alleged violation or breach of, or default under, any such Transferred Contract; and (d) Seller has not waived any right under any such Transferred Contract. A list of all substantive Contracts is attached hereto as Exhibit 2.10.

2.11        Non-Contravention; Consents. The execution and delivery by Seller of this Agreement, the performance of and compliance with the terms hereof and the consummation by Seller of the transactions contemplated hereby, do not conflict with, or violate any provision of the organizational documents of Seller. Except as set forth on Schedule 2.11, Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution and delivery by Seller of this Agreement or the consummation or performance by Seller of this Agreement, except any such filings, notices or consents that have been made or obtained (as applicable) prior to the Closing.

3.            Representations and Warranties of Purchaser.

Purchaser represents and warrants, to and for the benefit of Seller, as follows:

7

3.1          Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2          Authority. Purchaser has the requisite corporate power and authority to enter into, execute and deliver this Agreement, Promissory Note, Security Agreement, Bill of Sale and the other documents, resolutions and incumbency certificates related hereto (collectively, the “Transaction Documents”) to which it is or will be a party, to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate action or proceeding is necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which Purchaser is or will be a party, the performance of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, assuming due authorization, execution and delivery by Seller and the Seller Principal, this Agreement constitutes, and each of the Transaction Documents to which Purchaser is or will be party will constitute at the Closing, its valid and binding obligation, enforceable against it in accordance with their respective terms, subject only to (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally and (b) rules or laws governing specific performance, injunctive relief and other equitable remedies.

3.3          Conflicts.

(a)          The execution and delivery by Purchaser of this Agreement and each of the other Transaction Documents to which it is or will be a party, the performance of and compliance with the respective terms and provisions hereof and thereof and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not: conflict with, or violate any provision of the certificate of incorporation, by-laws or any other organizational or governance documents of Purchaser.

(b)          Purchaser was not, is not or will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution and delivery by Purchaser of this Agreement or the consummation or performance by Seller of this Agreement, except any such filings, notices or consents that have been made or obtained (as applicable) prior to the Closing and except any such filings, notices or consents that would not prevent the performance by Purchaser of its covenants and obligations hereunder.

3.4          Litigation. No Proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser to restrain, prohibit or otherwise challenge the enforceability, consummation, legality or validity of this Agreement or any other Transaction Document or that would reasonably be expected to affect Purchaser’s ability to perform its obligations hereunder, other than any claim as would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof.

4.            Indemnification, Etc.

4.1          Indemnification of Seller and the Seller Principal. Seller and the Seller Principal (the “Seller Indemnitors”) shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with: (a) any material inaccuracy in or breach of any representation or warranty of Seller or the Seller Principal contained in this Agreement (including any inaccuracy in any schedule, certificate or document delivered in connection with this Agreement);

8

(b) any breach by Seller or the Seller Principal of, or any failure by Seller or the Seller Principal to comply with, any covenant or obligation of Seller or the Seller Principal contained in this Agreement;

(c) any Liability of Seller (other than the Assumed Liabilities), except to the extent such damages is caused by the gross negligence or willful misconduct or Purchaser or Parent.

4.2          Indemnification of Purchaser. Purchaser shall hold harmless and indemnify Seller and each of the Seller Indemnitees from and against, and compensate and reimburse each of the Seller Indemnitees for, any Damages that are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with: (a) any inaccuracy in, or any breach of, any representation or warranty of Purchaser contained in this Agreement; (b) any breach by Purchaser of, or any failure by Purchaser to perform or comply with, any covenant or agreement contained in this Agreement; and (c) any of the Assumed Liabilities.

4.3          Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Parent, Purchaser, Seller, the Seller Principal or against any other Person) (a “Third-Party Claim”) with respect to which any Indemnitee may be entitled to indemnification, compensation or reimbursement pursuant to this Section 4, the Indemnitee shall have the right, at its election, to proceed with the defense of such claim or Proceeding. Each party shall make available to the Indemnitee any documents and materials that the Indemnitee determines in good faith may be necessary to the defense of such Third-Party Claim. The Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding. If the Indemnitee does not elect to proceed with the defense of any such Proceeding, the Person against whom indemnification is sought may proceed with the defense of such claim Proceeding with counsel reasonably satisfactory to the Indemnitee; provided, however, that such Person may not settle or compromise any such claim Proceeding without the prior written consent of the Indemnitee (which consent may not be unreasonably withheld or delayed). If however, the Indemnitee does not consent to such settlement, the indemnifying party shall only be responsible to pay damages totaling up to the dollar amount of the proposed, settlement. The Indemnitee shall be responsible for any additional amount of damages.

4.4          Payment of Indemnification Claims. Any indemnification owing pursuant to this Section shall be effected by wire transfer of immediately available funds to an account designated in writing by the applicable Indemnitee within 10 days after the determination thereof.

4.5          Tax Treatment. All indemnification and other payments under this Section 4 shall, to the extent permitted by applicable laws, be treated for income Tax purposes as an adjustment to the Purchase Price.

4.6          Limitations. Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to Section 4.1, Seller and Seller Principal shall not be liable unless and until the aggregate loss or Damages to the Purchaser Indemnitee resulting from such otherwise indemnifiable matters under Section 4.1 shall exceed a cumulative aggregate amount of $25,000 (the “Indemnification Threshold”) (with Seller and Seller Principal being responsible for all Losses that exceed the Indemnification Threshold). For the avoidance of doubt, the Indemnification Threshold shall not apply to Excluded Assets, including any costs associated with removal of obsolete inventory, or processing of any EasyPak containers and bulk orders sold by Air Cycle Corporation prior to the Closing Date. For purposes of determining whether the Indemnification Threshold has been met and in the calculation of losses, all “materiality” qualifiers in this Agreement shall be disregarded. The provisions of this Section 4.6 shall not apply with respect to any claim based on fraud or intentional misrepresentation.

9

4.7           Survival; Knowledge. All representations, warranties, covenants, and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will remain in full force and effect during the Pre-Closing Period as defined in §5.7. The representations, warranties, covenants and obligations of each of the parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

5.            Certain Covenants.

5.1          Further Actions. From and after the date of this Agreement, Seller shall use its commercially reasonable efforts to cooperate with Purchaser and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request for the purpose of evidencing the transactions contemplated hereby and putting Purchaser in possession and control of all of the Transferred Assets.

5.2          Discharge of Liabilities. Seller shall discharge all its Liabilities in a timely manner as such Liabilities become due and payable. The Purchase Price constitutes a sufficient amount to discharge all of Seller’s Liabilities.

5.3          Publicity; Confidentiality Parent and Purchaser agree that no press release by, including any disclosure obligation by Parent to comply with applicable securities laws or the obligations under any listing agreement with any national securities exchange, for the benefit of or on behalf of Purchaser, Parent or any of their Affiliates, shall disparage or damage Seller or Seller Principal in any way. Seller and the Seller Principal shall at all times maintain Confidential Information and not disclose to any party any Confidential Information of Parent or Purchaser that is not readily known and/or made known to the general public.

5.4          Cooperation regarding Non-Transferred Assets. If, following the Closing, any party determines there were any assets that were not transferred as part of the Transferred Assets at the Closing, but that, pursuant to the provisions of this Agreement, were required or intended to be transferred (the “Non-transferred Assets”), Purchaser and Seller will cooperate to promptly take all actions to transfer such Non-transferred Assets to Purchaser.

5.5          Non-Competition; Non-Solicitation. Each of Seller and the Seller Principal agree as follows:

(a)          From the date of Closing until the third anniversary following the Closing (the “Non-Compete Period”), neither Seller nor the Seller Principal shall, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which the Purchaser may withhold or condition in its sole and absolute discretion, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for, or be connected in any manner with (whether as principal, agent, employee, employer, investor, consultant, stockholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever) (collectively “Engage”), any business that is competitive with or similar to the Business as the Business is currently conducted (a “Competitive Business”) anywhere where Purchaser or any Affiliate of Purchaser (including Parent) conducts or plans to conduct the business during the Non-Compete Period.

10

(b)          During the Non-Compete Period, neither Seller nor the Seller Principal shall, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Purchaser, in each instance, which Purchaser may withhold or condition in its sole and absolute discretion:

(i)          solicit, induce, encourage or recruit any Person who is at the time, or was during the preceding 12 months, an employee, contractor or consultant of Purchaser or any Affiliate of Purchaser (including Parent) to terminate or reduce the scope of his, her or its employment or business relationship with Purchaser or any Affiliate of Purchaser (including Parent), or otherwise interfere with such relationship;

(ii)         employ or engage any Person described in clause (i);

(iii)        induce or encourage any licensor, vendor or supplier of Purchaser or any Affiliate of Purchaser (including Parent), to terminate or reduce the scope of his, her or its relationship with Purchaser or any Affiliate of Purchaser (including Parent), or otherwise interfere with such relationship;

(iv)        induce or encourage any client, customer or licensee of Purchaser or any Affiliate of Purchaser (including Parent) to terminate or reduce the scope of his, her or its relationship with the Purchaser or any Affiliate of Purchaser (including Parent), or otherwise interfere with such relationship; or

(v)         induce or encourage any client, customer or licensee of Purchaser or any Purchaser Entity to purchase or use any product or service that directly or indirectly competes with any product or service within the scope of the Competitive Business.

5.6          Consulting Services. The Seller Principal shall provide the consulting services outlined in the consulting agreement executed in substantially the form attached hereto as Exhibit 5.6 (the “Consulting Agreement”). The Seller Principal shall execute and deliver to Purchaser such intellectual property assignment, confidentiality and other standard agreements of Purchaser for use with its independent contractors as Purchaser requests.

5.7          Operating Covenants; Access to Information. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement (the “Pre-Closing Period”), without Purchaser’s prior written consent, Seller shall conduct its business in the ordinary course consistent with past practice. During the Pre-Closing Period, Seller shall afford Purchaser and its Representatives reasonable access to Seller’s properties, and all other existing information concerning the Business as Purchaser may reasonably request

11

6.            Miscellaneous Provisions.

6.1          Fees and Expenses. Each party shall bear and pay all fees, costs and expenses that it incurs with respect to this Agreement and the consummation of the transactions contemplated hereby.

6.2          Attorneys’ Fees. If any Proceeding relating to this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.3          Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) when sent by electronic mail, on the date of transmission to such recipient; (c) if sent by registered, certified or first class mail, the third business day after being sent; and (d) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or electronic mail address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

if to Purchaser:

TerraCycle US, Inc. and

TerraCycle Regulated Waste, LLC

121 New York Avenue

Trenton, NJ 08638

Attention: Chief Administrative Officer

Email: richard.perl@terracycle.com

With a copy to:

Daniel Rosen, Vice President & General Counsel

121 New York Avenue

Trenton, NJ 08638

Email: Daniel.rosen@terraycle.com

if to Seller:

Scott Beierwaltes

308 Fulford Street

Beaufort, NC 28516

Email: scott.beierwaltes@gmail.com

With a copy to:

Cook Sadorf Law

223 East Boulevard, #4

Charlotte, NC 28203

Email: tad@cooksadorf.com

12

6.4          Counterparts and Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.5          Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the state of Delaware (without giving effect to principles of conflicts of laws). The parties agree that any action brought by any party under this Agreement shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of any state or federal court located in the County of New Castle, Delaware.

6.6          Successors and Assigns; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties (whether by merger, operation of law or otherwise) without the prior written consent of the other Parties and any purported assignment in violation of this Section 6.6 shall be void; provided that either Party may, without the prior written consent of the other Party, assign and delegate any of their rights (including Purchaser’s right to acquire the Purchased Intellectual Property) hereunder to any Affiliate; provided that no such assignment shall relieve Seller or Purchaser of any of their respective obligations or Liabilities hereunder. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators.

6.7          Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

6.8          Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.

6.9          Severability. Specific Enforcement. If any provision of this Agreement or the application of any provision hereof to any circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of the Agreement and the application of such provision to other circumstances shall not be affected, and the provisions so held to be invalid, unenforceable, or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Each party acknowledges and agrees that the other party may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that (a) the other party may be entitled, in addition to other rights or remedies existing in its favor, to injunctive or other relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in each case without the requirement of posting a bond or proving actual damages (which requirements the other Party shall waive) and (b) each party hereby agrees that such party shall not, in connection with any action brought to specifically enforce a party’s rights or obligations under this Agreement, assert, plead or argue that such remedy is unavailable, or otherwise oppose the imposition of such a remedy, on the grounds that money damages are an adequate remedy for the alleged breach of this Agreement.

13

6.10        Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. There are no conditions precedent to the effectiveness of this Agreement other than those expressly stated in this Agreement.

6.11        WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, WHETHER PURPORTING TO BE AT LAW OR IN EQUITY, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

6.12        NO ADDITIONAL REPRESENTATION OR WARRANTIES. EXCEPT AS PROVIDED IN SECTION 2, NEITHER SELLER, NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO PURCHASER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO PURCHASER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT PURCHASER, TOGETHER WITH ITS ADVISORS, HAS MADE ITS OWN INVESTIGATION OF THE BUSINESS, THE TRANSFERRED ASSETS AND THE ASSUMED LIABILITIES AND IS NOT RELYING ON ANY IMPLIED WARRANTIES OR UPON ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OR THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS AS CONDUCTED AFTER THE CLOSING. FOR THE PURPOSES HEREIN, ANY INFORMATION PROVIDED TO, OR MADE AVAILABLE TO, PURCHASER BY SELLER SHALL CONSIST SOLELY OF (A) INFORMATION WAS CONTAINED OR POSTED IN ANY ELECTRONIC DATA ROOM ESTABLISHED BY SELLER OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (PROVIDED THAT SUCH INFORMATION WAS POSTED AT LEAST THREE DAYS PRIOR TO THE EXECUTION OF THIS AGREEMENT) AND (B) ALL INFORMATION THAT WAS DELIVERED BY SELLER OR ITS REPRESENTATIVES TO PURCHASER.

14

EXCEPT AS PROVIDED IN SECTION 3, NEITHER PURCHASER NOR PARENT, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO PURCHASER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO SELLER OR SELLER PRINCIPAL WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.13        Waivers. Any failure by any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

[Remainder of page intentionally left blank. Signature page follows.]

15

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

Purchaser:

TerraCycle Regulated Waste, LLC
a Delaware limited liability company

By:
Name:
Title:

Parent

TerraCycle US, Inc.
a Delaware corporation

By:
Name:
Title:

Seller Principal:

By:
Scott Beierwaltes

Seller:

Air Cycle Corp.
An Illinois corporation

By:
Name: Scott Beierwaltes
Title: President

Asset Purchase Agreement Signature Page

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):“Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a portion of Seller’s business, equity or assets; or (b) any merger, consolidation, business combination, reorganization or similar transaction involving Seller.

“Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature.

“Confidential Information” means any information concerning the business and affairs of the Business, the Transferred Assets or the Assumed Liabilities not already generally available to the public.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, sublease, easement, license, purchase order, bid or other agreement.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Damages” shall include any loss, damage, injury, diminution in value, liability, claim, settlement, judgment, award, fine, penalty, Tax fee (including any legal fee, expert fee, accounting fee or advisory fee associate with any loss, damage, injury, diminution in value, liability, judgment, award, fine, or penalty, charge, cost (including any cost of investigation) or expense of any nature.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Excluded Taxes” shall mean (a) all Taxes of Seller for which Seller is liable, for any taxable period, (ii) all Taxes relating to the Excluded Assets or Liabilities of Seller (other than the Assumed Liabilities) for any taxable period, (iii) all Taxes relating to the Business or the Transferred Assets or the Assumed Liabilities (other than Taxes) for any taxable period or portion thereof that ends on or prior to the Closing Date (including, but not limited to, the Apportioned Obligations allocated to the Seller pursuant to Section 5.5), and (iv) all Transfer Taxes allocated to Seller pursuant to Section 1.5.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing of competent jurisdiction.

Asset Purchase Agreement Signature Page

“Indemnitees” shall mean the Purchaser Indemnitees and the Seller Indemnitees, collectively.

“Intellectual Property” shall mean (a) any patents, trademarks, service marks, copyrights, trade dress, logos, trade secrets, know-how, and other intellectual property rights, whether registered or unregistered and any and all licenses and inventions (whether or not patentable); (b) computer software; (c) web sites, including, without limitation, their design, content, URLs, and related source codes; (d) current media and/or website ads; (e) user privileges, administrative privileges and rights, and property rights of any nature in and to the social media, including, without limitation, Facebook, Twitter, LinkedIn relationships; (f) all transferable or assignable telephone and telecopier numbers associated with phone lines terminating at the locations at which the Business; and (g) and any proprietary information and any other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Liability” shall mean any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Person” shall mean any individual, entity or governmental body.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Purchaser Indemnitees” shall mean the following Persons: (a) Parent, (b) Purchaser; (c) the current and future Affiliates of Parent and Purchaser; (d) the respective Representatives of each the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above.

“Registered IP” means all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants and advisors.

“Seller Indemnitees” shall mean the following Persons: (a) Seller, (b) the Seller Principal; (c) the current and future Affiliates of Seller and the Seller Principal; (d) the respective Representatives of each the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above.

Asset Purchase Agreement Signature Page

“Seller IP” means (a) all Intellectual Property Rights owned or exclusively licensed by Seller and (b) all other Intellectual Property Rights used in Seller’s business.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Asset Purchase Agreement Signature Page

Schedule 1.1(b)

Excluded Contracts

1.	All rights, liabilities and profits associated with EasyPak containers, bulk orders and Bulb Eaters sold prior to the Closing Date and/or obsolete Bulb Eater products and/or inventory related thereto
2.	James Hattler Employment Agreement (“Hattler Agreement”), dated June 9, 2014.

Exhibit 1.1(c)

License Agreement

Schedule 1.2

Excluded Assets

1.	Seller’s stock records, minute books and similar corporate records;

2.	Cash and cash equivalents of Seller;

3.	Accounts receivable of Seller;

4.	Insurance policies of Seller;

5.	Employee benefit plans of Seller;

6.	Inventory related to Bulb Eaters and EasyPak containers that have been ordered and/or sold by Seller but not yet shipped as of the Closing Date; and

7.	Excluded Contracts.

Exhibit 1.3(b)

Promissory Note

Schedule 1.4

Assumed Liabilities

1.	James Hattler (“Hattler”) Severance Payment (“Hattler Severance Payment”) – Purchaser assumes the obligation of any severance payment required to be paid Hattler under the Hattler Employment Agreement entered into between Seller and Hattler, dated June 9, 2014. Seller agrees to make a contribution, of 50%, equaling $22,000, towards the Severance Payment by way of a credit to Parent under the Note, dated October 31, 2017, which credit will be applied to the final Installment Payment of outstanding Principal due and owing under the note.

Exhibit 1.8(iii)

Consent to Lease Assignment

Schedule 1.6

Allocation Schedule

Inventory	$
FF&E	$
Goodwill	$
Non-Compete Agreement	$
Total		$3,300,000

Schedule 2.1

Liabilities

None.

Schedule 2.2(b)

Registered Intellectual Property

1.	“BULB EATER”: registered with the United States Patent and Trademark Office (“USPTO”) for protection of the mark in the United States of America (Reg. No. 2,667,550)

2.	“INTELLI TECHNOLOGY”: registered with the USPTO for protection of the mark in the United States of America (Reg. No. 4,498,860)

3.	“EASYPAK”: registered with the USPTO for protection of the mark in the United States of America (Reg. No. 2,766,217)

4.	“VAPORSHIELD”: registered with the USPTO for protection of the mark in the United States of America (Reg. No. 4,239,091)

Schedule 2.2(d)

Licensed IP

None.

Schedule 2.7

Pending Applications/Permits/Licenses

1.	State of New York: Business Integrity/Trade Broker License.

Exhibit 2.10

Substantive Contracts

Customer

National Railroad Passenger Corporation (AMTRAK)

Bridgestone Retail Operations, LLC

CBRE, INC.

Cushman & Wakefield (C&W)

Hitachi

AARP

Capital One National Association

CSHV Lincoln Place, LLC

Marriott International, Inc.

Sodexho Operations, LLC

ND Properties, Inc.

distributor

WW Grainger, Inc.

American Compactor, Inc.

Bay Bridge Trading, LLC

BW Brasil

Carlumni Professionals, Ltd

Consolidated Electrical Distributors

ARG Infratach Pvt Ltd

Elex Umbane

Environ-Waste Nigeria Limited

HgCare Mercury-Contaning Lamp Crushing Services

McMaster-Carr Supply Company

Regenerating Earth, Ltd

Sonepar Management US, Inc.

Sybertech Waste Reduction Ltd

VitaAmbiente

Vendor

Addison Precision Products

Custom Filter, LLC

Quantum Controls, Inc

Aerc Recycling Solutions

Battery Solutions

EcoLights

Fluorecycle, Inc.

LEI Recycling

Lighting Recycling

NLR Recycling

Universal Recycling Technologies

Veolia

Schedule 2.11

Consents

1.	Customer Contracts
•	CBRE, INC.
•	AARP
•	Capital One National Assoc.
•	Sodexho Operations, LLC
•	ND Properties, Inc.

2.	Distributor Contracts
•	WW Grainger, Inc.
•	Sonepar Management US, Inc.

3.	Vendor Contracts
•	LEI Recycling
•	Universal Recycling Technologies

Exhibit 5.6

Consulting Agreement